Exhibit 10.39

AVERY DENNISON CORPORATION

PERFORMANCE UNIT AGREEMENT

THIS AGREEMENT, dated *, is made by and between Avery Dennison Corporation, a Delaware corporation (“Company”) and *, an employee of the Company or a Subsidiary (“Employee”).

WHEREAS, the Compensation and Executive Personnel Committee of the Company’s Board of Directors (“Committee”) or the Chief Executive Officer (“CEO”), as authorized by the Committee, has decided to grant an Award of performance units (“PUs”) provided for herein to Employee under the terms of the Employee Stock Option and Incentive Plan, as amended and restated (“Plan”).

NOW, THEREFORE, Company and Employee agree as follows:

ARTICLE 1 – DEFINITIONS

Terms not defined herein shall have the meaning given in the Plan.

ARTICLE 2 – TERMS OF AWARD

2.1 PU Award

As of the date of this Agreement, the Company grants to Employee a PU Award representing a right to receive * shares of the Company’s Common Stock in the future, assuming that the Company’s results at the end of the performance period described in Section 2.2 produce 100% of the target performance, subject to the terms and conditions set forth in this Agreement and the Plan. Each PU Award represents one hypothetical share of Common Stock of the Company at 100% target performance. The PU Award shall be held on the books and records of the Company (or its designee) for Employee’s PU account, but shall not represent an equity interest in the Company until such time as actual shares are issued to Employee. The PU Award shall be earned, vested and paid as set forth in this Agreement and shall not earn dividend equivalents.

2.2 Performance Period

(a) No portion of the PU Award may be sold, transferred, assigned, pledged or otherwise encumbered by Employee until the PU Award is earned and the shares are issued.  Employee must be employed by the Company from the date of this Agreement until the date that the PU Award is earned and vested, except as provided in Sections 2.3 through 2.5.  The “Performance Period” shall begin on the first day of the fiscal year in which this PU Award is granted and end on the last day of the fiscal year in which the second anniversary of the date of such grant occurs (resulting in a three-year Performance Period). Except as provided in Sections 2.3 and 2.4, after the end of the Performance Period, the specific number of shares of Common Stock to be issued to Employee under the PU Award shall be determined based on the Company’s results during the Performance Period compared against the performance goals (“Goals”) approved by the Committee (as modified by any adjustment items approved by the Committee).  The Goals will be communicated, directly or indirectly, to Employee as soon as reasonably practical following their approval by the Committee.

(b) Except as provided in Sections 2.3 and 2.4, the PU Award will be earned and vested on the last day of the Performance Period, subject to the Committee’s certification of results of the Goals after the end of the Performance Period.

(c) Subject to Sections 2.3 through 2.5 of this Agreement, if the PU Award has not been earned by the time of Employee’s Termination of Service, it shall be forfeited by Employee.

2.3 Change of Control

In the event of a Change in Control, if the surviving or successor corporation or parent or subsidiary thereof terminates Employee’s employment or service without Cause upon or within 24 months following the Change in Control prior to the determinations referred to in Section 2.2(a) having been made by the Committee, the PU Award granted to Employee pursuant to this Agreement will be earned and vested as of the date of such termination at 100% target performance regardless of the Company’s actual performance.

2.4 Death; Disability

If Employee’s employment with the Company or its Subsidiaries terminates by reason of Employee’s death or Disability, the PU Award will be earned and vested as of the date of Termination of Service based on a prorated time-based formula starting with the beginning of the Performance Period through the end of month in which there is a Termination of Service divided by the total months in the original Performance Period multiplied by the number of shares in the PU Award assuming 100% target performance.

2.5 Retirement

PU Awards granted to employees whose employment with the Company is terminated as a result of Retirement may be earned and vested after the end of the Performance Period based on the Company’s actual performance as determined in Section 2.2(a) on a prorated time-based formula starting with the beginning of the Performance Period through the end of the month in which there is Termination of Service, divided by the total number of months in the Performance Period.

2.6 Adjustments in PU Award

In the event of an Equity Restructuring, the Committee or the Company shall make appropriate and equitable adjustments to the PU Award granted hereunder.

ARTICLE 3 – ISSUANCE OF COMMON STOCK

3.1 Conditions to Issuance of Common Stock

The shares of Common Stock deliverable for the PU Award, or any part thereof, may be either previously authorized but unissued shares or issued shares that have then been reacquired by the Company.  Such shares shall be fully paid and nonassessable. Employee shall not have the rights of a shareholder with respect to this PU Award until shares are issued to Employee. Issuance of shares of Common Stock is subject to the following conditions:

(a) The receipt by the Company of full payment or withholding for all related taxes in accordance with the Plan.  Employee shall be liable for any and all taxes, including withholding taxes, arising out of this PU Award or the vesting of the PU Award hereunder. The Company or Employee may elect to have the Company trade part of the shares of Common Stock deliverable for the PU Award to satisfy such withholding tax obligation;

(b)   Subject to Section 4.3 below, the Company shall issue via electronic transfer to Employee’s brokerage account the number of shares of Common Stock represented by the number of vested PUs (less shares traded to cover withholding taxes) as soon as practical following the vesting of same, but in no event later than two and one-half (2.5) months after the calendar year in which the PUs vest; provided, however, that, if Employee is determined at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (“Code”), to the extent delayed payment of the PUs is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such payment shall be made on the earlier of (i) the expiration of the six-month period measured from the date of Employee’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (ii) the date of Employee’s death, but in no event earlier than the date on which the PUs are paid to active employees pursuant to this Section 3.1(b). The determination of whether Employee is a “specified employee” shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder.  Delivery of these shares of Common Stock shall satisfy the Company’s obligations under this Agreement; and

(c) Employee shall establish an equity account with a broker designated by the Company (currently Charles Schwab) so that the net shares from vested PUs (after withholding for applicable taxes) may be electronically transferred to Employee’s account.

ARTICLE 4 – MISCELLANEOUS

4.1 Agreement Subject to Plan

The Agreement is subject to the terms of the Plan, and in the event of any conflict between this Agreement and the Plan, the Plan shall control.

4.2 Administration / Compensation Recovery

The Committee or the Company shall have the power to interpret the Plan and this Agreement and to adopt such procedures for the administration, interpretation and application of the Plan as are consistent therewith and to interpret, modify or revoke any such procedures.  Nothing in this Agreement or the Plan shall be construed to create or imply any contract or right of continued employment between Employee and the Company (or any of its Subsidiaries).

In the case of fraud or other intentional misconduct on the part of Employee (or any other event or circumstance set forth in any clawback policy implemented by the Company or any Subsidiary) that necessitates a restatement of the Company’s financial results, Employee will be required to reimburse the Company for any Common Stock issued to Employee under this Award in excess of the amount that would have been issued to Employee based on the restated financial results.

4.3 Code Section 409A

The PU Award granted hereunder is intended to be exempt from or comply in all respects with Section 409A and this Agreement shall be interpreted accordingly.  However, if at any time the Committee or the Company determines that the PUs may be subject to penalty taxes for noncompliance with Section 409A, the Committee or the Company shall have the right, in its sole discretion, to amend this Agreement as it may determine is necessary or desirable for the PUs to satisfy the requirements of Section 409A.  No provision of this Agreement or the Plan shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Employee or any other individual to the Company or any of its affiliates, employees or agents.

4.4 Construction

This Agreement and the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.  Titles are provided in this Agreement for convenience only and shall not serve as a basis for interpretation or construction of this Agreement.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties.

Employee	Avery Dennison Corporation
*
Address	By: /s/ Dean A. Scarborough
*	Chairman, President & Chief Executive Officer